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                                   EXHIBIT 13

                        TOTAL RATE OF RETURN CALCULATION

                                     FORMULA

                              P(1 + T)(,)n = ERV
                              P = A hypothetical payment of $1,000
                              T = Average annual total return
                              n = Number of years

                              T = (ERV/P)(to the power of one divided by n) - 1